Exhibit 99.1

MarineMax Announces Pricing of Secondary Common Stock Sale

Clearwater, Fla. — Oct. 30, 2003 – MarineMax (NYSE: HZO) today announced the sale by a certain stockholder of 3,147,486 shares of its common stock at $15.00 to Raymond James & Associates, Inc. and Jefferies & Company, Inc. The common stock will be sold under MarineMax’s existing shelf registration statement on file with the Securities and Exchange Commission.

The selling stockholder is a retired executive and former director of MarineMax. MarineMax will not receive any of the proceeds from the sale. Upon completion of this sale, there will be no shares remaining available for sale under MarineMax’s shelf registration statement.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction.

Raymond James is the sole bookrunning manager on this transaction, with Jefferies & Company, Inc. acting as the co-manager. The common stock offering may be made only by means of a prospectus and related prospectus supplement, copies of which may be obtained from Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, Florida 33716.

About MarineMax

Headquartered in Clearwater, Florida, MarineMax primarily sells premium quality recreational boats such as Sea Ray, Hatteras, Boston Whaler, Grady White, and the Ferretti Group products through 66 retail locations in Alabama, Arizona, California, Colorado, Delaware, Florida, Georgia, Minnesota, Nevada, New Jersey, North Carolina, Ohio, South Carolina, Texas, and Utah and offers yacht brokerage services through MarineMax Motor Yachts, its wholly owned yacht and brokerage subsidiary. MarineMax is a New York Stock Exchange-listed company.

Contact:
MarineMax, Inc. Michael H. McLamb, 727/531-1700 or Integrated Corporate Relations, Inc. Brad Cohen, 203/222-9013 Tom Ryan, 203/222-9013